Exhibit 4.1

	BARBARA K. CEGAVSKE	Filed in the office of	Document Number
{“Seal of	Secretary of State	/s/Barbara K.	20160493837-93
State of	204 North Carson St, Suite 1	Cegavske	Filing Date and Time
Nevada”}	Carson City, Nevada 89701-4299	Barbara K. Cegavske	11/10/2016
	(775) 684 5708	Secretary of State	Entity Number
	Website: www. nvsos.gov	State of Nevada	E0487332010-2

Certificate of Designation
(Pursuant to NRS 78.1955)

USE BLACK INK ONLY- DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.	Name of corporation:

Global Equity International, Inc.

2.

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

45,000,000 shares of Series B Preferred Stock. Each share of Series B Preferred Stock shall have 10 votes on all matters brought before a meeting of shareholders, and the Series B Preferred Stock will vote alongside the Common Stock and not vote as a separate class. Each share of Series B Preferred Stock shall be convertible into 10 shares of Common Stock at any time, and from time to time, beginning on the first day following the first anniversary of issuance. In the event that the Board of Directors declares a dividend on the Common Stock, the holders of Series B Preferred Stock will be entitled to receive an equivalent dividend as if the Series B Preferred Stock had been converted into Common Stock prior to the declaration of such dividend. In the event the Common Stock is split (on a forward or reverse basis) after the date this Certificate is filed with, and approved by, the Secretary of State of Nevada, then the voting and conversion rights of the Series B Preferred Stock shall be adjusted to reflect such stock split. The shares of Series B Preferred Stock have no liquidation rights.

4.	Effective date of filing: (optional)
(must not be later than 90 days after certificate is filed)

5.	Signatures: (required)

X  /s/ Enzo Taddei

        Enzo Taddei

Filing Fee: $ 175.00

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